EXHIBIT 10.1

                            PRO-PHARMACEUTICALS, INC.

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT


         AMENDED AND RESTATED EMPLOYMENT AGREEMENT, which as of January 19, 2009 amends and restates the Amended and Restated Employment Agreement dated December 20, 2007 (the "Effective Date"), between Pro-Pharmaceuticals, Inc., a Nevada Corporation having an address of 7 Wells Avenue, Newton, Massachusetts 02459 (the "Company"), and, Anthony D. Squeglia, an individual residing at 20 Spyglass Point Circle, Bedford, New Hampshire 03110, (the "Employee").

         WHEREAS, the Company promoted the Executive to Chief Financial Officer on the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the parties agree as follows:

1. Employment.

         The Company shall employ the Executive, and Executive agrees to be so employed, with the title of Chief Financial Officer, effective October 1, 2007 and report to the President and the Chief Executive Officer of the Company. The Executive agrees that, to the best of the Executive's ability and experience, the Executive will at all times conscientiously perform all of the duties and obligations assigned to the Executive under this Agreement.

2. Salary; Reimbursement of Expenses.

         (a) Salary. The Executive's salary will continue at the rate of $180,000 per year (the "Base Salary"), less required withholdings, payable on the Company's regular payroll dates. The Executive's salary shall be reviewed at least annually and is subject to adjustment in connection therewith. Such salary as in effect from time to time is herein referred to as the "Base Salary". The Executive also was granted 20,000 stock options on December 12, 2007 with an exercise price of $0.62 with one-third fully vested immediately. The remaining two-thirds vest equally on December 12, 2008 and December 12, 2009.

         (b) Reimbursement of Expenses. The Company shall reimburse the Executive for all reasonable and appropriate or necessary out-of-pocket expenses incurred in connection with the Executive's carrying out the Executive's duties under this Agreement, in conformity with such procedures as the Company may establish from time to time.

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3. Benefits.

       The Executive will be entitled to insurance, four weeks vacation and other benefits commensurate with the Executive's position in accordance with the Company's standard employee benefits policies as in effect from time to time To the extent the Company obtains insurance with respect to (i) directors' and officers' liability, (ii) errors and omissions and (iii) general liability insurance, the Executive shall be covered by such insurance to the same extent as other senior executives and directors of the Company.

4. Conflicting Employment.

       The Executive agrees that, during the term of the Executive's employment with the Company, Executive will not engage in any other employment, occupation, consulting or other business activity related to the business in which the Company is now involved or becomes involved during such Term, nor will the Executive engage in any other activities that conflict with the Executive's obligations to Company.

5. Compliance with Company Policy.

       During this agreement, the Executive shall observe all Company rules and policies, including such policies as are contained in the Company policy and procedures manual as from time to time amended.

6. Termination of Employment.

         (a) For Cause. The Company shall have the right, upon written notice thereof to the Executive, to terminate the Executive's employment hereunder if

           (i) the Executive

                  (A) fails or refuses in any material respect to perform any duties consistent with the terms hereof communicated to the Executive in writing by either the CEO and/or the President.

                  (B) is grossly negligent in the performance of the Executive's duties hereunder,

                  (C) is convicted of a felony or other violation which in the reasonable judgment of the CEO or President could materially impair the Company from substantially meeting its business objectives, or

                  (D) is found to have committed any act of fraud,
                    misappropriation of funds or embezzlement with respect to the Company; and

           (ii) except as to the matters referred to in clauses (C) or (D), within thirty (30) days (the "Cure Period") after delivery of written notice from the CEO, President or the Board of Directors of the Company (the "Board"), stating with specificity the nature of the reason for an anticipated for-cause termination, if the Executive fails to cure, or if the matter is not curable within the Cure Period the Executive fails, in the judgment of the CEO or President, within the Cure Period to undertake diligently to cure such, failure, refusal or negligence. In the event of termination pursuant to this Section 6(a), the Executive shall be entitled to the payments and benefits set forth in Sections 2 and 3 hereof through the end of the Cure Period.

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         (b) Without Cause. In the event the employment of the Executive is terminated by the Company for any reason other than as stated in Section 6(a) or 6(d), any such termination deemed for the purposes hereof to be "without cause." In that event,

            (i) if termination occurs prior to or within six (6) months of hire (October 31, 2003), the Executive shall be paid Base Salary for one month, after the effective date of such termination,

            (ii) if the termination occurs after six (6) months of hire (October 31, 2003), the Executive shall be paid Base Salary for two (2) months, plus one
 (1) month of service for each year, not to exceed six (6) months;

            (iii) the Executive shall be reimbursed for all expenses pursuant to
 Section 2 incurred through such effective date,

            (iv) the Executive shall continue to have during such post-employment period six (6) months of benefits, to the extent permitted by law, to which he was entitled pursuant to Section 3 hereof while he was employed by the Company,

      (c) For Good Reason. The Executive may terminate his employment for "Good Reason" after giving the Company detailed written notice of his intention to terminate for Good Reason, if the Company shall have failed to cure the event or circumstance constituting "Good Reason" within twenty (20) business days after receiving such notice (which 20-day period may be extended by written consent of the parties). Good Reason shall mean the occurrence of any of the following without the written consent of the Executive or his approval in his capacity as the Chief Financial Officer:

            (i) the assignment to the Executive of duties inconsistent with this Agreement or a change in his titles or authority;

            (ii) any failure of the Company to comply with Section 1 hereof in any material way;

            (iii) any material breach of this Agreement by the Company; or

            (iv) any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company.

For avoidance of confusion, the voluntary resignation by the Executive for reasons other than Good Reason shall not constitute an event that entitles him to the severance set forth in subsection (d) below.

      (d) Effect of Termination by Executive for Good Reason or After Change of Control. If the Executive's employment is terminated by Executive for Good Reason or, in the event of any Change in Control the Executive's employment is terminated for any reason within twelve (12) months after such Change in Control (as hereinafter defined),

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             (i) the Executive shall be paid a lump sum equal to the sum of his
Base Salary and accrued vacation pay through the effective date of such termination;

            (ii) the Executive shall be paid (in accordance with the Company's customary payroll practices for senior management) the Executive's Base Salary for six months after the effective date of such termination;

             (iii) the Executive shall be reimbursed for all expenses pursuant to Section 3 incurred through such effective date;

             (iv) the Executive shall continue to have during such post-employment period, to the extent permitted by law, the benefits to which the Executive and his eligible spouse were entitled pursuant to Section 3 hereof while the Executive was employed by the Company, and if the Company cannot include Executive and his family in any health plan subsequent to the termination of his employment, Company shall provide Executive, for not less than six (6) months following the effective date of his termination of employment, funding sufficient to obtain private health insurance coverage for himself and his spouse that is substantially equal to the benefits available under the Company's health insurance policy as in effect at the date of Executive's termination;

            (v) any stock option or other right to acquire securities of the Company, to the extent not fully vested, shall accelerate so that such option or other rights are immediately exercisable upon Executive's termination be exercisable during their term whether or not the Executive is then employed by Pro-Pharmaceuticals or this agreement has terminated.

      For purposes of this Agreement, a Change of Control means the occurrence of any of the following in connection with which the Executive has not in his sole discretion consented in writing to waive any or all of the severance provisions stated in subsection (e) above: (i) any sale, merger, consolidation, tender offer or similar acquisition of shares, or other transaction or series of related transactions (each a "Transaction"), other than any Transaction the substantial purpose of which in the reasonable determination of the Board is equity or debt finance of the Company, as a result of which at least a majority of the voting power of the Company is not held, directly or indirectly, by the persons or entities who held the Company's securities with voting power before such Transaction (provided, however, that any person who acquired voting securities of the Company in contemplation of the Transaction and who immediately after such Transaction possesses direct or indirect ownership of at least ten percent (10%) of the securities of the Company or the surviving entity (or if the Company or the surviving entity is a controlled affiliate of another entity, then of such controlling entity) shall not be included in the group of those persons or entities who held the Company's securities with voting power before such Transaction); (ii) a sale or other disposition of all or a substantial part of the Company's assets, whether in one transaction or a series of related transactions; or (iii) individuals who on the Effective Date constitute the Board and together with any individual who becomes a director after such date (other than a director designated by a person or entity who has entered into an agreement to effect a transaction described in clause (i) or
(ii) above or designated pursuant to requirements of any debt or equity finance) whose nomination and/or election to the Board was approved by a vote of at least a majority of the directors then still in office who either were members of the Board on the Effective Date or whose election or nomination for election after the Effective Date was previously so approved, cease for any reason to constitute a majority of the Board.

      (e) Survival of Obligations. The obligations of the Company and the Executive set forth in Section 2(b) (reimbursement of expenses), in this Section 6, Section 7 (confidentiality), Section 8 (assignment of inventions), Section 9 (return of property), Section 10 (non-solicitation), Section 11 (non-competition), and Section 12 (publications) will survive the termination of Executive's employment hereunder, whether with or without cause or for Good Reason.

7. Confidential Information.

         (a) Company Information. The Executive agrees at all times during the term of the Executive's employment or other involvement with the Company and thereafter to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to, or permit the use by, any person, firm or corporation without written authorization of its Board of Directors, any Confidential Information of the Company. The Executive understands that "Confidential Information" means any Company proprietary information, technical data, trade secrets or know-how or other business information disclosed to the Executive by the Company, either directly or indirectly in writing, orally or by drawings or inspection of parts or equipment, including, but not limited to:

                  (i) medical and drug research and testing results and information, research and development techniques, processes, methods, formulas, trade secrets, patents, patent applications, computer programs, software, electronic codes, mask works, inventions, machines, innovations, ideas, designs, creations, writings, books and other works of authorship, discoveries, improvements, data, formats, projects and research projects;

                  (ii) information about costs, profits, markets, sales, contracts and lists of customers, and distributors, business, marketing, and strategic plans; forecasts, unpublished financial information, budgets, projections, and customer identities, characteristics and agreements as well as all business opportunities, conceived, designed, devised, developed, perfected or made by the Employee, whether alone or in conjunction with others, and related in any manner to the actual or anticipated business of the Company or to actual or anticipated areas of research and development; and

                  (iii) employee personnel files and compensation information.

         The Executive further understands that Confidential Information does not include any of the foregoing items which (A) has become publicly known or made generally available to the public through no wrongful act of the Executive,
(B) has been disclosed to the Executive by a third party having no duty to keep Company matters confidential, (C) has been developed by the Executive independently of employment by the Company, (D) has been disclosed by the Company to a third party without restrictions on disclosure, or (E) has been disclosed with the Company's written consent. The Executive further agrees that all Confidential Information shall at all times remain the property of the Company.

         (b) Third Party and Former Employer Information. The Executive agrees that the Executive will not improperly use or disclose any proprietary information or trade secrets of any former employer or other person or entity with which the Executive has an agreement or duty to keep in confidence information acquired by the Executive and that the Executive will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

         (c) Future Third Party Information. The Executive recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. The Executive agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Executive's work for the Company consistent with the Company's agreement with such third party.

         (d) Prior Actions and Knowledge. The Executive represents and warrants that from the time of the Executive's first contact with the Company, the Executive has held in strict confidence all Confidential Information and has not disclosed any Confidential Information, directly or indirectly, to anyone outside the Company, or used, copied, published, or summarized any Confidential Information, except to the extent otherwise permitted in this Agreement.

         (e) Third Parties. The Executive will not disclose to the Company or use on its behalf any confidential information belonging to others, and the Executive will not bring onto the premises of the Company any confidential information belonging to any such party unless consented to in writing by such party.

8. Inventions.

         (a) Inventions Retained and Licensed. Attached hereto, as Exhibit A, is a list describing all ideas, processes, trademarks, service marks, inventions, designs, technologies, computer hardware or software, original works of authorship, formulas, discoveries, patents, copyrights, copyrightable works, products, marketing and business ideas, and all improvements, know-how, data, rights, and claims related to the foregoing, whether or not patentable, registrable or copyrightable, which were conceived, developed or created by the Executive prior to Executive's employment or first contact with the Company (collectively referred to as "Prior Inventions"), (A) which belong to the Executive, (B) which relate to the Company's current or contemplated business, products or research and development, and (C) which are not assigned to the Company hereunder. If there is no Exhibit A or no items thereon, the Executive represents that there are no such Prior Inventions. If in the course of Executive's employment with the Company, the Executive incorporates or embodies into a Company product, service or process a Prior Invention owned by the Executive or in which the Executive has an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, service or process.

         (b) Assignment of Intellectual Property Items. The Executive agrees that Executive will promptly make full written disclosure to the Company and will hold in trust for the sole right and benefit of the Company, and the Executive hereby assigns to the Company, or its designee, all of the Executive's right, title and interest in and to any and all ideas, processes, trademarks, service marks, inventions, designs, technologies, computer hardware or software, original works of authorship, formulas, discoveries, patents, copyrights, copyrightable works, products, marketing and business ideas, and all improvements, know-how, data, rights, and claims related to the foregoing, whether or not patentable, registrable or copyrightable, which the Executive may, on or after the Effective Date, solely or jointly with others conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time the Executive is in the employ of the Company (collectively referred to as "Intellectual Property Items"); and the Executive further agrees that the foregoing shall also apply to Intellectual Property Items which relate to the business of the Company or to the Company's anticipated business as of the end of the Executive's employment and which are conceived, developed, or reduced to practice during a period of one year after the end of such employment. Without limiting the foregoing, the Executive further acknowledges that all original works of authorship which are made by the Executive (solely or jointly with others) within the scope of the Executive's employment and which are protectable by copyright are works made for hire as that term is defined in the United States Copyright Act.

         (c) Maintenance of Records. The Executive agrees to keep and maintain adequate and current written records of all Intellectual Property Items made by the Executive (solely or jointly with others) during the term of the Executive's employment with the Company. The records will be in the form of notes, ketches, drawings, and any other format that may be specified by the Company. The records will be available to, and remain the sole property of, the Company at all times.

         (d) Patent and Copyright Registrations. The Executive agrees to assist the Company, or its designee, at the Company's expense, in every proper way to secure the Company's rights in the Intellectual Property Items and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto and the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.

         (e) No Use of Name. The Executive shall not at any time use the Company's name or any of the Company trademark(s) or trade name(s) in any advertising or publicity without the prior written consent of the Company.

9. Return of Company Property.

       The Executive agrees that, at any time upon request of the Company, and in any event at the time of leaving the employ of the Company, Executive will deliver to the Company (and will not keep in the Executive's possession or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any of the aforementioned items, containing Confidential Information or otherwise belonging to the Company, its successors or assigns, whether prepared by the Executive or supplied to the Executive by the Company.

10. Non-Solicitation.

       The Executive agrees that Executive shall not during the Executive's employment or other involvement with the Company and for a period of twelve (12) months immediately following the termination of the Executive's employment with the Company for any reason, whether with or without cause, (i) either directly or indirectly solicit or take away, or attempt to solicit or take away employees of the Company, either for the Executive's own business or for any other person or entity, or (ii) either directly or indirectly recruit, solicit or otherwise induce or influence any proprietor, partner, stockholder, lender, director, officer, employee, sales agent, joint venturer, investor, lessor, supplier, customer, agent, representative or any other person which has a business relationship with the Company to discontinue, reduce or modify such employment, agency or business relationship with the Company.

11. Covenants Against Competition.

         (a) Definitions. For the purposes of this Section:

            (i) "Competing Product" means any product, process, or service of any person or organization other than the Company, in existence or under development (A) which is identical to, substantially the same as, or an adequate substitute for any product, process, or service of the Company, in existence or under development, based on any patent or patent application (provisional or otherwise) naming Executive as inventor thereunder and which Executive has assigned or licensed to the Company, or other intellectual property of the Company about which the Executive acquires Confidential Information, and (B) which is (or could reasonably be anticipated to be) marketed or distributed in such a manner and in such a geographic area as to actually compete with such product, process or service of the Company.

           (ii) "Competing Organization" means any person or organization, including the Executive, engaged in, or about to become engaged in, research on or the acquisition, development, production, distribution, marketing, or providing of a Competing Product.

         (b) Non-Competition. As a material inducement to the Company to employ or continue the employment of the Executive, and in order to protect the Company's Confidential Information and good will, the Executive agrees to the following stipulations:

           (i) For a period of twelve (12) months after termination of the Employee's employment with the Company or its affiliates for any reason, whether with or without cause, the Employee will not directly or indirectly solicit or divert or accept business relating in any manner to Competing Products or to products, processes or services of the Company, from any of the customers or accounts of the Company with which the Employee had any contact as a result of the Executive's employment.

           (ii) For a period of six (6) months after termination of the Executive's employment with the Company for any reason, whether with or without cause, the Executive will not (A) render services directly or indirectly, as an employee, consultant or otherwise, to any Competing Organization in connection with research on or the acquisition, development, production, distribution, marketing or providing of any Competing Product, or (B) own any interest in any Competing Organization.

         (c) Modification of Restrictions. The Executive agrees that the restrictions set forth in this Section are fair and reasonable and are reasonably required for the protection of the interests of the Company. However, should an arbitrator or court nonetheless determine at a later date that such restrictions are unreasonable in light of the circumstances as they then exist, then the Executive agrees that this Section shall be construed in such a manner as to impose on the Executive such restrictions as may then be reasonable and sufficient to assure Company of the intended benefits of this Section.

12. Publications.

         The Executive agrees that Executive will in advance of publication provide the Company with copies of all writings and materials which Executive proposes to publish during the term of the Executive's employment and for two years thereafter. The Executive also agrees that Executive will, at the Company's request, cause to be deleted from such writings and materials any information disclosing Confidential Information. The Company's good faith judgment in these matters will be final. At the Company's sole discretion, the Executive will also, at the Company's request, cause to be deleted any reference whatsoever to the Company from such writings and materials.

13.      Equitable Remedies.

         The Executive agrees that it would be impossible or inadequate to measure and calculate the Company's damages from any breach of the covenants set forth in Sections 7, 8, 9, 10 and 11 herein. Accordingly, at the sole discretion of the Company, the Executive agrees that if Executive breaches any of such Sections, the Company will have, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement and, if it prevails in such a proceeding, the right to recover from the Executive the costs and expenses thereof, including reasonable attorneys' fees.

14. Representations and Warranties of Executive.

         The Executive represents and warrants as follows: (i) that the Executive has no obligations, legal or otherwise, inconsistent with the terms of this Agreement or with the Executive's undertaking a relationship with the Company; and (ii) that Executive has not entered into, nor will Executive enter into, any agreement (whether oral or written) in conflict with this Agreement.

15.      Miscellaneous.

         (a) Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

         (b) No Waiver. The failure of either party to insist on strict compliance with the terms of this agreement in any instance or instances will not be deemed a waiver of any such term of this Agreement or of that party's right to require strict compliance with the terms of this Agreement in any other instance.

         (c) Successors and Assigns. This Agreement shall be binding on and inure to the benefit of the successors in interest of the parties, including, in the case of the Executive, the Executive's heirs, executors and estate. The Executive may not assign the Executive's obligations under this Agreement. The Company may not assign its obligations under this Agreement, except with the prior written consent of the Executive.

         (d) Notices. Any notices or other communications provided for hereunder may be made by fax, email, first class mail or express courier services provided that the same are addressed to the party required to be notified at its address first written above, or such other address as may hereafter be established for notices, and any notices or other communications sent by first class mail shall be considered to have been made when posted. The parties fax numbers are as follows: Company - (617) 928-3450; Employee - (603) 626 - 6661.

         (e) Severability. If any term or condition of this Agreement shall be invalid or unenforceable to any extent or in any application, then the remainder of this Agreement, and such term or condition except to such extent or in such application, shall not be affected thereby, and each and every term and condition of this Agreement shall be valid and enforceable to the fullest extent and in the broadest application permitted by law.

         (f) Captions; Gender Captions of sections herein are for convenience only and are not intended to cover all matters therein. Any pronoun or other gender-linked term shall in each case refer, as applicable, to the masculine, feminine or neuter. Any defined term shall include it singular or plural form or other part of speech.

         (g) Governing Law. This Agreement shall be construed and enforced in accordance with the laws of The Commonwealth of Massachusetts without giving effect to its principles on conflict of laws.

         IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date and year first above written.

                                           PRO-PHARMACEUTICALS, INC.



                                           By:  /s/ David Platt
                                                --------------------------------
                                                Name:   David Platt
                                                Title:  Chief Executive Officer



                                           By:  /s/ Anthony Squeglia
                                                --------------------------------
                                                Name:   Anthony Squeglia
                                                Title:  Chief Financial Officer

                                     Exhibit A

                            List of Prior Inventions
                        and Original Works of Authorship
                        --------------------------------

                                           Identifying
                                           Number or
         Title             Date            Brief Description
         -----             ----            -----------------

                                        Not Applicable


Name of
Employee:  ____________________________________________
                  Anthony D. Squeglia